Exhibit 99.1

YOUNG BROADCASTING INC. ANNOUNCES THIRD QUARTER RESULTS

Company Sees Station Operating Performance Increasing Over 35% in Fourth Quarter

NEW YORK, NEW YORK, November 8, 2004 – Young Broadcasting Inc. (“YBI”) (NASDAQ-YBTVA) today announced results for the three and nine months ended September 30, 2004.

For the third quarter, net revenue and operating income were $53.7 million and $3.0 million, respectively.  The net loss for the quarter was $12.1 million or $0.61 per share.  For the nine month period, net revenue was $160.1 million and operating income was $11.7 million.  The net loss for the nine months ended September 30, 2004 was $43.0 million or $2.16 per share. Station operating performance (“SOP”), a non-GAAP measure (see below for explanation of SOP), was $15.2 million in the third quarter of 2004, a substantial improvement from the comparable prior year period.

Sale of WTVO-TV, Rockford Illinois

On November 1, 2004, the Company completed the first closing of its previously announced sale of WTVO-TV in Rockford, Illinois. At the closing, Mission Broadcasting paid YBI $15 million for the physical assets of the station and the parties entered into a time barter arrangement. The remaining $5.75 million of the purchase price will be paid to the Company at the transaction’s second closing which will follow Federal Communications Commission approval of the transfer of the broadcast license to Mission.

Vincent Young’s Comments

“Broadcast television stations still command great values in the market as evidenced by the approximately 20 times historical station cash flow received in the sale of WTVO-TV,” stated Vincent Young, Chairman of Young Broadcasting. “Television is the preferred medium for advertisers to reach broad audiences as demonstrated by the unprecedented spending in the recent elections. The sheer size of these media buys pushed non-political advertisers off several of our stations for much of September, thereby disguising what I believe is increasing demand among our year-round customers. As a result, I believe that significant non-political revenue will move into the fourth quarter.”

Third Quarter Review

Operational Highlights for the Third Quarter are as follows:

•                  Strong launch of the ABC fall prime time schedule bodes well for the Company’s five ABC affiliates.

•                  Four of YBI’s stations inaugurated weekend morning news programs, many in conjunction with the ABC Network launching of a weekend edition of Good Morning America.

•                  KRON-TV achieved in July and September its highest shares of the San Francisco television market revenues since becoming an independent.

•                  Dr. Phil continued to deliver strong demographic ratings among women and adults in July for KRON-TV in San Francisco, CA.

•                  WBAY-TV, Green Bay, WI, launched a second digital channel which will carry local weather 24/7.

•                  WRIC-TV, Richmond, VA, which secured the rights to three Washington Redskins pre-season games, generated new advertising revenues and averaged a 9 rating for the NFL contests.

•                  A pair of regional Emmy Awards were bestowed on KELO-TV in Sioux Falls, SD, for “Best Newscast” and for “Best Weathercast.”

Third quarter revenue in 2004 was driven by $6.5 million of net political revenue as compared with $1.8 million in the same period in 2003. This revenue was concentrated at the Company’s stations in Davenport, IA, Sioux Falls, SD, Lansing, MI, and Green Bay, WI.

Station operating expenses in 2004 increased as compared to the prior year due to costs associated with the launch of morning news shows on several of the Company’s ABC affiliates. These programming decisions should support future revenue growth.  Corporate overhead increased in 2004 reflecting significant expenses associated with the implementation of Sarbanes-Oxley related internal control audit and documentation procedures, and rising insurance costs. Non-cash compensation increased during the third quarter of 2004 due to the expensing of grants made under the Company’s 2004 Equity Incentive Plan.

Airing of Candidates’ Statements

This fall, Young Broadcasting unveiled a new political campaign airtime policy that provided candidates in key federal, local and state races with the opportunity to address two specific issues. The issues addressed were selected by the Company’s local station, with each candidate receiving 50-seconds to offer an unedited response concerning these topics. This very successful public affairs campaign also gave viewers a chance to become more informed about the local races and the issues in their community.

Guidance

The Company believes that net revenue will grow 12% to 14% and operating expenses will grow 3.5% to 4% in the fourth quarter of 2004 as compared to the same period in 2003. As a result, the Company believes that station operating performance should grow between 35% and 45% for the fourth quarter of 2004 as compared to 2003.

Use of Non-GAAP Measures

Station operating performance (“SOP”) is not a financial measure calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company defines SOP as operating income, plus non-cash compensation to employees, corporate overhead, depreciation and amortization. The Company believes that SOP is useful information for investors because it enables them to assess the Company’s television stations’ performance in a manner similar to the method used by management and it provides a measure that can be used to analyze, value and compare companies in the television industry. A limitation of this measure, however, is that it excludes depreciation and amortization, which represent the periodic costs of capitalized tangible and intangible assets used in the Company’s business. It also excludes the cost of corporate overhead required to manage the group of stations owned by the Company and non-cash compensation of employees which represents the Company’s contribution of stock to the 401(k) plan offered to employees and the costs recognized from certain stock compensation transactions.

SOP should not be regarded as an alternative to either operating income or net loss as an indicator of operating performance or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to the SOP financial measure. Reconciliations of historical presentations of SOP to operating income, its most directly comparable GAAP financial measure, are provided in the attachment to this release. The Company is unable to reconcile non-GAAP measures to their most directly comparable GAAP measures on a forward-looking basis, primarily because it is impractical to project the timing of certain transactions.

Third Quarter Conference Call:

Young Broadcasting will hold a conference call on November 8, 2004 at 11:00 AM (ET) immediately following the release of its third quarter earnings report. You may participate in the conference call by dialing 888-552-9135. (Passcode: YOUNG, Leader: Vincent Young.) This will enable you to listen to the presentation.  At the end of the presentation you will have the opportunity to participate in a Q&A session with Vincent Young, CEO of Young Broadcasting Inc. and with James Morgan, the Company’s CFO.

You may listen to a live web-cast of the call by going to http://youngbroadcasting.com.  The archive will be available for replay through December 8, 2004. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites on CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).  You may listen to a telephone replay of the entire call by dialing 866-429-0573 through November 12, 2004.

Young Broadcasting owns ten television stations and the national television representation firm, Adam Young Inc.  Five stations are affiliated with the ABC Television Network (WKRN-TV – Nashville, TN, WTEN-TV – Albany, NY, WRIC-TV – Richmond, VA, WATE-TV – Knoxville, TN, and WBAY-TV – Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV – Lansing, MI, KLFY-TV – Lafayette, LA and KELO-TV – Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV – Davenport, IA).  KRON-TV – San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market. The Company also operates a separate UPN Network station using its digital broadcast facilities in Sioux Falls, South Dakota.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Commission Act of 1934, as amended.  Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements.  Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2003, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.  Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors.

Contact:  Vincent Young, Chairman, James Morgan, Chief Financial Officer – 212-754-7070 or Don Ciaramella of The Lippin Group at 212-986-7080.

YOUNG BROADCASTING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2003	2004	2003	2004
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)

Net revenue	$148,597	$160,112	$50,047	$53,680
Operating expenses	120,369	128,933	39,993	43,703
Depreciation and amortization	19,474	19,506	6,490	6,942
Operating income	8,754	11,673	3,564	3,035

Interest expense, net	(47,875)	(48,817)	(15,958)	(15,960)
Non-cash change in market valuation of swaps	(2,444)	(62)	(3,176)	1,215
Loss on extinguishments of debt	—	(5,323)	—	—
Other (expenses) income, net	(174)	(565)	(43)	(408)
	(50,493)	(54,767)	(19,177)	(15,153)

Loss from continuing operations before benefit from income tax	(41,739)	(43,094)	(15,613)	(12,118)
Benefit from income tax	3,595	—	3,595	—
Loss from continuing operations	(38,144)	(43,094)	(12,018)	(12,118)

Income from discontinued operations, net of taxes	2,260	96	(35)	(14)
Net loss	$(35,884)	$(42,998)	$(12,053)	$(12,132)

Net loss per common share - basic	$(1.82)	$(2.16)	$(0.61)	$(0.61)
Weighted average shares - basic	19,771,377	19,867,789	19,803,188	19,895,232

Other Financial Data:

Amortization of program license rights	$13,303	$13,873	$4,460	$4,764
Payments for program license liabilities	13,621	13,772	4,669	4,800
Capital expenditures	10,081	10,248	2,570	2,670

Reconciliation of Station Operating Performance to Operating Income:

Operating income	8,754	11,673	3,564	3,035
Plus:
Non-cash compensation	876	1,496	273	910
Depreciation and amortization	19,474	19,506	6,490	6,942
Corporate overhead	9,581	13,913	3,153	4,295
Station Operating Performance	$38,685	$46,588	$13,480	$15,182